Exhibit 10.1

DEBT AGREEMENT

This agreement is by and between:

WarpSpeed Taxi Inc.

and

Global Corporate Structural Services Inc.

WHEREAS:

A.	WarpSpeed Taxi Inc. (“WarpSpeed”) owes $135,430.95 (the “Debt”) to Global Corporate Structural Services Inc. (“GCSS”) as of the date of this Agreement in connection with the provision of marketing, beta testing, cloning, and maintenance services in connection with the WarpSpeed Taxi computer application (the “Application”);

B.	The parties wish to enter into an agreement regarding the settlement of the Debt and the continued maintenance of the application;

NOW THEREFORE, IN CONSIDERATION of the mutual covenants and other good and valuable consideration, the parties agree as follows:

1.	In full and final satisfaction of the Debt and any other claims that GCSS has against WarpSpeed, the parties hereby agree that WarpSpeed shall transfer its 100% interest in the Application to GCSS with the exception that WarpSpeed shall retain a license (the “License”) for the sole and exclusive use of the Application in the United States.

2.	Upon execution of the Agreement, WarpSpeed shall forthwith provide GCSS with a bill of sale whereby it transfers its 100% interest, subject to the License, in the Application, including, without limitation, the software, trademarks, and patents related to the Application to GCSS against GCSS and its principal, Salim Rana, delivering a general release of all claims to WarpSpeed.

The parties agree to and shall each do and perform all further acts and execute all necessary documents as may be reasonably necessary to give effect this Debt Agreement.

DATED: September 15, 2022

/s/ Mohammed Irfan Rafimiya Kazi	/s/ Salim Rana
WarpSpeed Taxi Inc	Global Corporate Structural Services Inc.